SUB ITEM 77C(2)

                 LOOMIS SAYLES LIMITED TERM U.S. GOVERNMENT FUND

SHAREHOLDER MEETING (UNAUDITED). At a special shareholders' meeting held on August 28, 2003, shareholders of the CDC Nvest Limited Term U.S. Government Fund (the predecessor of Loomis Sayles Limited Term U.S. Government Fund) voted for the following proposals:

     1. To approve a new advisory agreement between Loomis, Sayles & Company, L.P. and CDC Nvest Funds Trust II, on behalf of the CDC Nvest Limited Term U.S. Government Fund.


               VOTED FOR          VOTED AGAINST      ABSTAINED VOTES       BROKER           TOTAL VOTES
                                                                          NON-VOTES
             9,718,838.524         163,166.700         416,336.819         0.0000         10,298,342.043


     2.d. To approve and Agreement and Plan of Reorganization for adoption by CDC Nvest Limited Term U.S. Government Fund, pursuant to which such Fund would reorganize as Loomis Sayles High Income Fund, a series of Loomis Sayles Funds II.


              VOTED FOR          VOTED AGAINST    ABSTAINED VOTES    BROKER NON-VOTES       TOTAL VOTES
              ---------          -------------    ---------------    ----------------       -----------
            7,385,982.070         157,458.785       473,844.188       2,281,057.000       10,298,342.043